Execution

STOCK PURCHASE AGREEMENT

by and among

Jason Babadjov

and

Go Green Hydroponics Inc., a California corporation,

on the one hand,

and

OSL Holdings, Inc., a Nevada corporation,

on the other

Dated as of October 20, 2014

Execution

Execution

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is effective as of October 20, 2014 (the “Effective Date”), by and among Jason Babadjov, an individual (“Seller”), and Go Green Hydroponics, Inc., a California corporation (the “Company), on the one hand, and OSL Holdings, Inc., a Nevada corporation (“Purchaser”), on the other, with reference to the following facts:

RECITALS:

A. Seller owns 750 shares of the Company’s common stock (the “Shares”), which shares represent 50% of the Company’s issued and outstanding common stock (the “Common Stock”).

B. Seller acknowledges that the simultaneous sale by the other 50% shareholder of the Company, Jeffrey Malinovitz or his controlled affiliate (“Malinovitz”), of all of his right, title and interest in and to the other 50% shareholder interest in the Company (the “Other 50% Interest”) to Purchaser constitutes a condition precedent to Purchaser’s duties of performance hereunder.

C. The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Purchaser shall purchase the Shares from Seller and Seller shall sell the Shares to Purchaser.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I
STOCK PURCHASE

1.1 The Sale and Purchase of Shares of Common Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (defined below), Seller shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description 750 shares of the Company’s Common Stock (the “Subject Shares”), and Purchaser shall purchase the Subject Shares from Seller. In consideration of the transfer by Seller of the Subject Shares to Purchaser, and subject to adjustment pursuant to Section 1.4, below, Purchaser shall deliver to Seller the purchase price of Nine Hundred Thousand Dollars ($900,000) (the “Purchase Price”). The Subject Shares to be sold to Purchaser herein (the “Purchase”) are “restricted shares” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b) In connection with the Purchase, at or prior to Closing:

(i) Purchaser shall deliver or cause to be delivered to Seller at the Closing, (A) a certificate of the chief executive officer of Purchaser, confirming that the representations and warranties of Purchaser hereunder are true and correct as of the Closing, and that Purchaser has performed its obligations under this Agreement, and (B) the Purchase Price, by wire transfer in immediately available funds, and any other documents required to be delivered pursuant to this Agreement, to be held and disbursed by Escrow Agent as set forth herein; and

(ii) Seller shall deliver to Purchaser (A) a certificate of the confirming that the representations and warranties of Seller hereunder are true and correct as of the Closing, and that Seller has performed its obligations under this Agreement, (B) all certificates evidencing the Subject Shares (the “Stock Certificates”), (C) a stock assignment separate from certificate duly endorsed by Seller for transfer of the Subject Shares to Purchaser, (D) a counterpart signed copy of the Employment Agreement described below, and (E) any other documents required to be delivered pursuant to this Agreement, to be held and disbursed by Escrow Agent as set forth herein.

(iii) Company shall deliver to Seller the Employment Agreement between Seller and the Company in the form attached hereto as Exhibit A (the “Employment Agreement”), duly executed by the Company.

(iv) Purchaser shall have purchased the Other 50% Interest.

1.2 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Company or as otherwise agreed to by the parties (the “Closing”) concurrently with the execution of this Agreement (the “Closing Date”).

1.3 Closing Events. At the Closing:

(a) the Purchaser shall deliver the Purchase Price as follows:

(i) $800,000 of the Purchase Price shall be delivered to Seller by wire transfer of immediately available funds in accordance with wiring instructions provided by Seller; and

(ii) $100,000 of the Purchase Price (the “Holdback Funds”) shall be delivered to Reicker, Pfau, Pyle & McRoy LLP (the “Escrow Agent”), which shall hold and disburse such Holdback Funds in accordance with Sections 1.4 and 1.5, below.

(b) Purchaser shall deliver the other Closing Items set forth in Section 1.1(b)(i), above, and the Company shall deliver the Employment Agreement pursuant to Section 1.1(b)(iii), above; and

(c) the Seller shall deliver the Closing Items as set forth in Section 1.1(b)(ii) above; and

(d) Seller, the Company and Purchaser shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

1.4 Adjustment to Purchase Price: NLWC Target.

(a) NLWC Target. The parties agree that if the Company’s Final Net Liquid Working Capital as of the Closing Date is less than $235,000 (the “NLWC Target Amount”), then the Purchase Price shall be decreased by 50% of the amount by which (x) $235,000, exceeds (y) the Final Net Liquid Working Capital as of the Closing Date, provided that the amount of the decrease in the Purchase Price shall not exceed the Holdback Amount.

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(i) Promptly following the Closing Date but in all events on or before October 31, 2014, the parties shall cause Torossian & Associates, LLP (the “Company CPAs”), to prepare the Company’s Balance Sheet as of the Closing Date (the “Closing Date Balance Sheet”) and to deliver a copy thereof to Seller and Purchaser. The Closing Date Balance Sheet shall be substantially in the form of the Company’s balance sheet as of September 30, 2014, that is included as part of the “Company Financial Statements” (as defined in Section 3.13, below), and shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”). The Closing Date Balance Sheet shall set forth the Company’s Net Liquid Working Capital (the “Closing Liquid Working Capital”) as of 11:59 p.m., Pacific time on the Closing Date, as derived from the Closing Date Balance Sheet. Each party shall be given timely access to all supporting workpapers used by the Company’s CPA in the preparation of the Closing Date Balance Sheet. For purposes of this Agreement, “Net Liquid Working Capital” means the difference between (x) the Company’s Liquid Current Assets (defined below), and (y) the Company’s Immediately Due Current Liabilities (defined hereafter). For purposes of this Agreement, the phrase, “Liquid Current Assets” means cash and near-cash assets immediately convertible into cash, and the phrase “Immediately Due Current Liabilities” means Company current liabilities reflected on the Closing Date Balance Sheet that are due and owing on or before October 31, 2014, as well as all credit card charges on all Company credit cards as of the Closing date, whether or not same are reflected upon the Closing Date Balance Sheet and whether or not same are technically due in accordance with the terms of such credit cards to be paid by the Company on or before October 31, 2014, in each instance as determined in accordance with GAAP. By way of example and not limitation, the Company’s cash in bank accounts are deemed Liquid Current Assets and the Company’s accounts payable, sales tax liabilities and all charges made to the Company’s credit cards as of the Closing Date, are deemed Immediately Due Current Liabilities. Furthermore, the Company inventory and accounts receivable are not deemed Liquid Current Assets and any Company liabilities that are not due and owing to creditors on or before October 31, 2014, are not Immediately Due Current Liabilities.

(ii) Either Seller or Purchaser may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of Closing Liquid Working Capital by notifying Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within ten (10) days of following the parties’ receipt of the Closing Date Balance Sheet pursuant to Section 1.4(a)(i). If either Seller or Purchaser delivers a notice of disagreement within such period of ten (10) days, then during the period of five (5) days following such delivery, each such party shall use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet and Closing Liquid Working Capital. If the Seller and Purchaser are unable to reach agreement concerning the Closing Date Balance Sheet or Closing Liquid Working Capital during such five (5)-day period, they shall promptly thereafter submit the dispute to the Accounting Referee for resolution pursuant to Section 1.4(b).

(iii) The Closing Date Balance Sheet and Closing Liquid Working Capital shall be deemed conclusively determined for purposes of this Agreement upon the date (the “Determination Date”) that is the earliest to occur of (x) the failure of the Seller and Purchaser to object to the Closing Date Balance Sheet within ten (10) days following receipt thereof, or (y) the written resolution of all disputes pursuant to Section 1.4(a)(ii) by Purchaser and the Seller, and (z) the resolution of all disputes by the Accounting Referee pursuant to Section 1.4(b), below. The final Closing Date Balance Sheet that is approved in accordance with the foregoing clause (x), (y) or (z), as applicable, is referred to herein as the “Final Closing Date Balance Sheet.” Within three (3) Business Days of the Determination Date, if the difference of (A) the Closing Liquid Working Capital minus (B) the NLWC Target Amount is not zero, then:

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(A) to the extent such difference is negative (the absolute value of such negative amount, the “Purchaser Adjustment Amount”), the Seller and Purchaser shall jointly instruct the Escrow Agent in writing to transfer from the Holdback Amount (x) to the Company an amount equal to the 50% of the Purchaser Adjustment Amount (up to the $100,000 amount held by Escrow Agent), and the Purchaser Adjustment Amount shall be deemed a decrease to the Cash Purchase Price, and (y) to Seller the remaining amounts, if any, held by Escrow Agent in excess of such Purchaser Adjustment Amount, and

(B) if such difference is positive (such positive amount, the “Seller Adjustment Amount”), then Seller and Purchaser shall jointly instruct the Escrow Agent in writing to transfer the entire Holdback Amount to Seller.

(b) Adjustment Dispute Resolution. If Seller and Purchaser are unable to reach agreement concerning the Closing Date Balance Sheet or Closing Liquid Working Capital pursuant to Section 1.4(a), then they shall submit such dispute to regionally recognized, mid-sized independent accounting firm based in Los Angeles County, California, selected by Seller and reasonably acceptable to Purchaser (the “Accounting Referee”) for resolution pursuant to this Section 1.4(a) and shall instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet and the calculation of Closing Liquid Working Capital, as the case may be. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet as to which the parties have disagreed in writing. Purchaser and the Seller shall instruct the Accounting Referee to use its commercially reasonable efforts to deliver to the Seller and Purchaser as promptly as practicable (but in no event later than fourteen (14) days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Seller, the Seller, and Purchaser and the resulting Closing Date Balance Sheet and calculation of Closing Working Capital and Closing Indebtedness shall be final for all purposes of this Agreement. The fees and expenses of the Accounting Referee shall be paid by the Company.

1.5 Escrow of Funds by the Firm.

(a) Appointment. The Parties hereby appoint Reicker, Pfau, Pyle & McRoy LLP, 1421 State Street, Suite B, Santa Barbara, CA 93101, as the Escrow Agent to hold and disburse the Holdback Amount.

(b) Deposit and Release of Holdback Amount. Concurrently with the execution of this Agreement, Purchaser shall deposit the Holdback Amount with Escrow Agent in accordance with wiring instructions provided by Escrow Agent. Escrow Agent shall hold the Holdback Amount in its non-interest-bearing client trust account, and shall disburse such funds in accordance with the express terms of this Agreement. Following the determination of the Final Closing Date Balance Sheet pursuant to Section 1.4, above, Escrow Agent shall disburse the Holdback Amount in accordance with the joint written instructions of Seller and Purchaser provided pursuant to Section 1.4(a)(iii).

(c) Escrow Agent’s Duties. Escrow Agent shall have only the duties expressly set forth in this Section 1.5.

(d) Liability of Escrow Agent. The Escrow Agent’s sole duty and responsibility hereunder is to receive, hold, and distribute the Holdback Amount in accordance with the terms of Section 1.4, above, and this Section 1.5. The Escrow Agent’s liability under this Agreement shall be limited to such duties and responsibilities. The Escrow Agent shall be protected in acting upon any written notice, request, affidavit, certificate, waiver, consent, receipt, judgment, court order or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for damages, losses or expenses, except for willful default or breach of trust, and, accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice, request or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The Escrow Agent shall not be liable for any error or judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. The Escrow Agent shall have no responsibility with respect to the application of the Holdback Amount disbursed by it pursuant to the provisions hereof.

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(e) Disputes Affecting Holdback Amount. In the event of any disagreement between Seller and Purchaser resulting in adverse claims and demands being made in connection with the Holdback Amount involved herein or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of the Holdback Amount then held under this Agreement which is the subject of such disagreement, and in so doing shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by the Superior Court in and for Santa Barbara County, California, or (b) all differences shall have been adjusted by written agreement and the Escrow Agent shall have been notified of such agreement in a written notice signed by both Seller and Purchaser. In the event of any such disagreement, the Escrow Agent may, but need not, interplead the Holdback Amount in the Superior Court in and for Santa Barbara County, California, at the cost and expense of Purchaser and Seller. The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless Seller or Purchaser affirms their respective indemnification obligations with respect thereto.

(f) Escrow Agent’s Fees and Expenses. The parties shall reimburse Escrow Agent for all fees and other expenses (including attorneys’ fees) incurred or imposed by Escrow Agent in connection with its duties hereunder.

(g) Indemnification. So long as and to the extent Escrow Agent has met the standard of care required of it pursuant to this Agreement, Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against any and all loss, damage, expense, liability or claim to which Escrow Agent may become subject as a result of performing its duties as Escrow Agent under this Agreement.

(h) Waiver of Conflict of Interest. Seller and Purchaser (i) acknowledge that Escrow Agent is counsel to Seller in connection with the transactions contemplated by this Agreement and any action or proceeding that may arise in connection therewith, and (ii) waive any objection to or any conflict of interest arising by reason of Escrow Agent concurrently serving as escrow agent hereunder and as counsel to Seller.

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ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PURCHASER

As an inducement to, and to obtain the reliance of Seller, except as set forth in Purchaser’s Schedules, Purchasers represent and warrant as of the Closing Date, that:

2.1 Purchaser is a Nevada corporation duly authorized to conduct business and in good standing in the state of Nevada.

2.2 Purchaser has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by Purchaser hereunder. No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by Purchasers hereunder. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

2.3 Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby nor compliance by Purchaser with any of the provisions hereof will violate or cause a default under any statute, judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Purchaser or any of its material properties; breach or conflict with any of the terms, provisions or conditions of the charter and governing documents of Purchaser; or violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Purchaser is party or by which Purchaser is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder.

2.4 Purchaser understands and agrees that offers and sales of any of the Subject Shares shall only be made in compliance with the safe harbor provisions set forth in Rule 144, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom.

2.5 Purchaser has as of the Effective Date of this Agreement, and at all times during the term of this Agreement shall maintain, sufficient liquid funds with which to enable Purchaser to deliver the Purchase Price to Escrow Agent in immediately available funds within two (2) business days following satisfaction of all other conditions to the Closing.

2.6 Purchaser is acquiring the Subject Shares as principal for Purchaser’s own account, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Subject Shares

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

As an inducement to, and to obtain the reliance of Purchaser, except as set forth in Seller’s Disclosure Schedule attached hereto as Exhibit B, which Seller’s Disclosure Schedule shall be numbered with Sections corresponding to the sections this Article III, and for which any information disclosed as an exception to one section thereof shall be deemed to be an except to each other section of this Article III as to which it is reasonably apparent, on the face of the disclosure, that such exception is responsive to such other section of this Article III), Seller and the Company jointly and severally represent and warrant, as of the date hereof and as of the Closing Date, that:

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3.1. Immediately prior to and at the Closing, Seller shall be the legal and beneficial owner of the Subject Shares and on the Closing Date, Seller shall transfer to Purchaser the Subject Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

3.2. Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder and to consummate the transactions contemplated hereby.

3.3. Seller is, or has been during the past ninety (90) days, an officer, director, 10% or greater shareholder or “affiliate” of the Company, as that term is defined in Rule 144 promulgated under the Securities Act.

3.4. As of the Closing Date, Seller shall not be indebted to the Company and the Company shall not be indebted to Seller.

3.5. Seller does not now, nor will it prior to or on the Closing Date, own, either directly or indirectly, or exercise direction or control over any common shares of the Company other than the Shares being sold to Purchaser hereunder.

3.6. The authorized capital of the Company consists of 1,500 shares of Common Stock, of which a total of 1,500 are validly issued, outstanding, fully paid and non-assessable.

3.7. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company.

3.8. As of the Effective Date of this Agreement, the Company is liable for the Indebtedness listed in Section 3.8 of the Seller’s Disclosure Schedule.

3.9. The Company has good and marketable title to all of its assets as set forth on Schedule 3.9 attached hereto, and such assets are free and clear of any financial encumbrances except as otherwise disclosed in the Company Financial Statements (as defined in Section 3.13, below) provided to Purchaser hereto. For purposes of the foregoing, the term “Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vii) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (viii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (ix) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

3.10. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

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3.11. Except for claims arising in the ordinary course of the Company’s business in usual and customary amounts consistent with prior practice, to the current actual knowledge of Seller, there are no claims threatened against the Company. There are no pending actions, suits, judgments, proceedings or investigations pending or, to the current actual knowledge of Seller, threatened against or affecting the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental authority or any legal basis for same.

3.12. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

3.13. There are attached at Section 3.13 of the Seller’s Disclosure Schedule a copy of the profit and loss statement of the Company for the twelve months ended December 31, 2012 and December 31, 2013, and balance sheets for the Company as of December 31, 2012 and December 31, 2013, and a profit and loss statement for the Company for the nine-month period ended September 30, 2014, and a balance sheet for the Company as of September 30, 2014 (the “Balance Sheet Date”), all of which financial statements are referred to as the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Company balance sheets are true and accurate and present fairly as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. All of the Company’s assets are reflected on the Company’s Financial Statements and, except as set forth in Section 3.13 of the Seller’s Disclosure Schedule attached hereto and for transactions arising since the Balance Sheet Date in the ordinary course of the Company’s business in usual and customary amounts consistent with the Company’s historical practices, the Company has no liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

3.14. The Company has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable. The Company has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, all such tax returns are correct and complete in all material respects. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Financial Statements in accordance with GAAP. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. The Company does not know of any proposed or threatened tax claims or assessments.

3.15. The books and records, financial and otherwise, of the Company are true, correct, and complete in all material respects, and reflect accurately in all material respects actual transactions entered into by the Company.

3.16. The information concerning the Company set forth in this Agreement and the Seller’s Disclosure Schedule is complete and accurate in all material respects and to the knowledge of Seller, does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

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3.17. Except as set forth in Section 3.17 of the Seller’s Disclosure Schedule, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

3.18. There is set forth in Section 3.18 of the Seller’s Disclosure Schedule a list of all consents of all third parties that, to the knowledge of Seller, are required in order to enable Seller to consummate the transactions contemplated by this Agreement without violating the terms of any contract to which the Company is a party or by which its assets may be bound.

ARTICLE IV
OTHER AGREEMENTS AND COVENANTS

4.1 Access to Properties and Records. Prior to the Closing, the Company shall grant Purchaser full access to the properties, books and records of the Company.

4.2 Delivery of Books and Records. At the Closing but in no event later than 5 days therefrom, the Company shall provide access to Purchaser, a copy of the corporate minute books, books of account, contracts, records, and all other books or documents of the Company now in the possession of the Company or its representatives.

4.3 Further Assurances. On and after the Closing, Seller shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Purchaser’s counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Purchaser title to all or any part of the Subject Shares or to consummate, in any other manner, the terms and conditions of this Agreement.

4.4 Indemnification.

(a) Seller Indemnity of Purchaser. Subject to the limitations set forth herein (including but not limited to those set forth in Sections 4.4(b), (c), (d) and (e), below), the Seller, jointly and severally, agree to indemnify and hold harmless Purchaser (the “Purchaser Indemnitee”) against any Liabilities incurred or suffered by Purchaser Indemnitee by reason of:

(i) a breach by Seller or the Company of any of their respective representations and warranties set forth in this Agreement; and

(ii) any default or breach in the performance of any of the covenants or agreements made by the Company in or pursuant to this Agreement.

For purposes of the foregoing, the term “Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party.

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(b) Floor. Seller and the Company shall not have any liability under Section 4.4(a) until the cumulative amount of Liabilities shall exceed One Hundred Thousand Dollars ($100,000) (the “Floor”), at which point Seller and the Company shall be liable for the excess Liabilities above such Floor.

(c) Ceiling. Except for any Liabilities arising from fraud, in no event shall the cumulative liability of Seller and the Company under this Section 4.4 exceed (i) for Liabilities arising from any breach of the representations set forth in Sections 3.1 or 3.2, the Purchase Price, and (ii) for all other Liabilities, fifteen percent (15%) of the Purchase Price.

(d) Survival Period. The indemnification provided for in this section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one (1) year following the Closing (the “Indemnification Period”), and Seller and the Company shall be liable hereunder only for Liabilities for which Purchaser delivers to Seller, prior to the expiration of the Indemnification Period, a written notice describing the claim in reasonable detail and citing each provision of this Agreement that Purchaser believes to have been breached by Seller.

(e) Seller and Company Joint Liability. Notwithstanding any provision of this Agreement to the contrary, if any Liabilities arising by reason of a breach by Seller and the Company of their representations and warranties in Article III hereof, then Seller and the other Shareholder of Company each shall be severally liable for fifty percent (50%) of such Liabilities, subject to the further limitations set forth in the foregoing Sections 4.4(b), (c), and (d).

(f) Purchaser Indemnity. The Company and Purchaser agree to indemnify and hold harmless Seller (the “Seller Indemnitee”) against any Liabilities incurred or suffered by Seller Indemnitee. For this purpose, “Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by Seller Indemnitee or any of them arising from, in connection with or as a result of (i) the operation of the Company’s business following the Closing; (ii) any breach of the contracts following the Closing; and (iii) any Liabilities arising out of the claims of creditors of the Company or any party claiming by, through or under such creditor, including, but not limited to, any bankruptcy trustee or debtor-in-possession. The indemnification provided for in this section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing (the “Indemnification Period”).

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(g) Procedure for Third-party Claims. In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Liabilities, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, within 20 days after written notice by the indemnified party (the “Notice”) of such demand, claim or lawsuit, the indemnifying party shall have the right, at its sole cost and expense, to take and assume full control of the defense thereof and to hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice hereunder). Thereafter, the indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within 20 days after receipt of the Notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request.

4.5 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Purchaser, after the Closing Date, Seller and the Company shall use its reasonable best efforts to provide such information, including information, filings, reports, financial statements or other circumstances of the Company occurring, reported or filed prior to the Closing, as may be necessary or required by Purchaser for the preparation of the reports that Purchaser is required to file after Closing with the Securities and Exchange Commission (“SEC”) to remain in compliance and current with its reporting requirements under the Securities Exchange Act of 1934, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

4.6 Noncompete. Seller hereby agrees that, during the period of two (2) years following the Closing, Seller shall not establish, open, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as employee, owner, partner, agent, shareholder, director, officer, or otherwise, in any business that is within a 60-mile radius of the business location of the Company that is substantially similar to the Business of the Company hereunder. Seller acknowledges that such restriction is a reasonable inducement for Purchaser to consummate this transaction. If Seller violates or threatens to violate any of these restrictions, Purchaser shall be entitled to preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in addition to any other remedy which may be available. If a court of competent jurisdiction determines that the duration or geographic limitations of any restriction contained in this Section 4.6 is unenforceable, it is the intention of the parties that the restrictions set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to make it valid and enforceable.

4.7 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each party shall use commercially reasonable efforts to (a) satisfy or fulfill all conditions precedent to the obligations of the parties under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and (b) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

4.8 Brokers. Seller, the Company and Purchaser each hereby (a) represents that such party has not engaged and is not indebted to any finders or brokers in connection with the negotiation, execution or consummation of this Agreement, and (b) agrees to indemnify, defend, and hold the other parties free and harmless from and against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

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4.9 Malinovitz Sale. Purchaser hereby (a) acknowledges and agrees that notwithstanding any provision of this Agreement to the contrary, Seller shall not have any liability whatsoever for any covenants, representations, warranties, or other obligations of Malinovitz arising under or in connection with any agreements between Malinovitz and Purchaser (or any affiliate of Purchaser) regarding the purchase and sale of the shares of the Company’s Common Stock owned by Malinovitz or any other transactions between or among Malinovitz, Purchaser, and any affiliates of Purchaser relating thereto, (b) waives and releases Seller of and from any and all claims, costs, damages, and expenses arising from or relating in any way to any covenants, representations, warranties, or other obligations of Malinovitz arising under or in connection with any agreements between Malinovitz and Purchaser (or any affiliate of Purchaser) regarding the purchase and sale of the shares of the Company’s Common Stock owned by Malinovitz or any other transactions between or among Malinovitz, Purchaser, and any affiliates of Purchaser relating thereto, and (c) in connection with the foregoing release, Purchaser hereby waives and releases all rights, if any, that Purchaser may have under Section 1542 of the California Civil Code, which reads in pertinent part as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Nothing in this Section 4.9 is intended or shall be construed to limit any claims that Purchaser now or hereafter may have against Seller by reason of Seller’s breach of Seller’s express representations, warranties, or covenants under this Agreement.

4.10 Pre-Closing Distribution. Purchaser acknowledges and agrees that immediately prior to the Closing, the Corporation may distribute to Seller and Malinovitz all cash in the Company’s bank accounts in excess of the amount equaling Net Liquid Working Capital.

4.11 Accounts Payable. Purchaser acknowledges and agrees that the Company shall be solely responsible for paying, and Seller shall not otherwise have any liability whatsoever respective to, accounts payable incurred by the Company in the ordinary course of its business that remain unpaid as of the Closing.

4.12 Profit Sharing Plan. Purchaser (a) acknowledges that the Company sponsors that certain “Go Green Hydroponics Profits Sharing 401(k) Plan” (the “Plan”), Seller is a participant in that Plan, and Seller is entitled to have a contribution made to the trust under that Plan for the portion of calendar year 2014, and (b) agrees to cause the Company to make that contribution prior to the due date therefor under applicable law.

4.13 Lease Assumption. Purchaser hereby:

(a) Acknowledges that (i) the Company operates from Premises situated at 15621 Ventura Boulevard, Encino, California (the “Premises”), which are owned by The Elaine Rosenthal Non-Exempt Trust & the Laurie Ackerman Trust (“Owner”), and (ii) Owner leases the Premises to Seller pursuant to a Standard Industrial/Commercial Multi-Tenant Lease – Gross dated August 26, 2009 (the “Lease”); and

(b) Agrees that at the Closing, Seller shall assign the Lease to the Company and Purchaser shall cause the Company to assume the Lease and cause the Company to pay, prior to delinquency, all amounts coming due under the Lease with respect to all periods after the Closing.

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4.14 Founder Working Capital Loan. Seller hereby (a) acknowledges that in connection with the formation of the Company, Seller made a loan to the Company in the approximate principal amount of $130,000, and (b) contributes the principal of such loan to the capital of the Company effective as of immediately prior to the Closing, and waives any claim for repayment thereof.

4.15 Guaranty of Credit Card and Vendor Accounts. Purchaser (a) acknowledges that Seller has guaranteed the Company’s obligations under the Company’s Wells Fargo VISA credit card account no. 4484-6100-0211-7979 (the “Credit Card”), and with certain of the Company’s vendors, and (b) agrees that (i) concurrently herewith, Seller may terminate the Credit Card and deliver to each vendor a written revocation of such guaranty of Company vendor accounts, and (ii) Purchaser shall, and shall cause the Company to, indemnify, defend, and hold Seller free and harmless from and against all claims, costs, damages, and expenses arising from or relating to such guaranties.

4.16 Final “S” Corporation Tax Return. Purchaser (a) acknowledges that the Company is presently operated as an “S” corporation for income tax purposes, and that such “S” corporation status will be revoked as of the Closing, and (b) agree that Seller will be responsible for and will have authority to file the final federal and California “S” corporation income tax returns for the period from January 1, 2014, and ending on the date of the Closing, provided that Seller will provide Purchaser a draft copy of such final tax returns for review and comment before filing the same.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.1. Accuracy of Representations and Performance of Covenants. The representations and warranties made by Purchaser in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Purchaser shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Purchasers prior to or at the Closing.

5.2. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

5.3. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Purchaser after the Closing Date on the basis as presently operated shall have been obtained.

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ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.1. Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company and Seller in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Seller shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller.

6.2. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

6.3. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII
MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of California. Each party hereby consents to the jurisdiction of the courts of the State of California for all actions arising hereunder. Each of the parties further hereby (a) acknowledges that this Agreement has been negotiated, executed, and delivered in, and shall be performed in, Los Angeles County, California, and (b) irrevocably consents and agrees that the exclusive venue for any and all legal or equitable actions or proceedings arising under or in connection with this Agreement shall be the Superior Court in and for the County of Los Angeles and the United States Federal District Courts for the Central District of California. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such actions or proceedings, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such venue.

7.2 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 7.2.

7.3 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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7.4 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

7.5 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

7.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

7.7 No Third Party Beneficiaries. This contract is strictly among Seller, the Company and Purchaser, and, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

7.8 Expenses. Subject to Section 7.3, above, whether or not the Purchase is consummated, each of Seller, Company and Purchaser will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the sale of the Subject Shares or any of the other transactions contemplated hereby.

7.9 Entire Agreement. This Agreement represents the entire agreement among the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

7.10 Construction. This Agreement is the result of negotiations between the parties and neither of the parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise. The parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared this Agreement or any earlier draft of the same. In this Agreement, the word “Person” includes any individual, corporation, limited liability company, trust, fiduciary, governmental entity, or other entity or status of any kind that is recognized under applicable law as a separate legal person, and the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural. Unless otherwise expressly indicated herein, the words “hereof,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “Section” herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise. The section and other headings, if any, contained in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

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7.11 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to any other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

7.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

SELLER:	PURCHASER:

OSL Holdings, Inc., a Nevada corporation

/s/ Jason Babadjov	By:	/s/ Robert Rothenberg
Jason Babadjov	Name:	Robert Rothenberg
	Title:	CEO

Address, Facsimile & Email for Notices:
Address, Facsimile & Email for Notices:
Jason Babadjov
c/o Go Green Hydroponics, Inc.	OSL Holdings, Inc.
15721 Ventura Blvd	1669 Edgewood Rd, Suite 214
Encino, CA 91436	Yardley, PA, 19067

Email: jasonb108@gmail.com	Facsimile No.: (845) 363-6779
Email: Bob@OSLHoldings.com

THE COMPANY:

Go Green Hydroponics Inc., a California corporation

By:	/s/ Jason Babadjov
Name:	Jason Babadjov
Title:	CEO

Address, Facsimile & Email for Notices:

Go Green Hydroponics, Inc.
ATTN: Jason Babadjov
15721 Ventura Blvd
Encino, CA 91436

Email: jasonb108@gmail.com

[Signature of Escrow Agent appears on following page.]

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Acceptance by Escrow Agent

Escrow Agent hereby accepts and agrees to abide by the escrow instructions and other terms of Section 1.5, above.

“Escrow Agent:”

Reicker, Pfau, Pyle & McRoy LLP

October 20, 2014	By	/s/ Michael E. Pfau
Date		Michael E. Pfau, Partner

Address, Facsimile & Email for Notices:

Reicker, Pfau, Pyle & McRoy LLP
ATTN: Michael E. Pfau, Esq.
1421 State Street, Suite B
Santa Barbara, CA 93101

Facsimile No.: (805) 966-2440
Email: mpfau@rppm.com

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Execution

Exhibit A

Form of Employment Agreement

Execution

Exhibit B

Seller Disclosure Schedule

Schedule 3.9

Assets

2